Exhibit 99.1

NEWS RELEASE

SurModics Appoints Andy LaFrence as Chief Financial Officer

EDEN PRAIRIE, Minn – (BUSINESS WIRE) – December 21, 2012 – SurModics, Inc. (Nasdaq:SRDX), a leading provider of surface modification and in vitro diagnostic technologies to the healthcare industries, today announced the appointment of Andy LaFrence as the company’s Vice President of Finance and Chief Financial Officer, effective February 12, 2013. He will lead all of the financial activities of SurModics, including controlling, financial planning and analysis, treasury, tax, audit and investor relations. LaFrence will succeed Timothy Arens, who currently serves as interim Chief Financial Officer. Arens will remain with the company and will transition into the role of Vice President of Corporate Development and Strategy. In his new role, Mr. Arens will lead the company’s efforts in developing strategies and assessing growth opportunities for its Medical Device and In Vitro Diagnostics businesses.

“Andy will be a tremendous addition to our executive team,” said Gary Maharaj, President and Chief Executive Officer, noting that “his extensive financial experience, sound business judgment, leadership and strong knowledge of the medical device and healthcare space will help guide SurModics through our next stage of growth. I would also like to thank Tim for all of his exemplary work as interim Chief Financial Officer and look forward to his continuing contributions to SurModics’ success in this important new role.”

LaFrence is a certified public accountant and has over 25 years of finance and management experience. Most recently, he served as Chief Financial Officer of CNS Therapeutics, which was recently acquired by Covidien. Prior to that, he was an audit partner at KPMG, where he focused on supporting public and private, high-growth medical technology, pharmaceutical and biotechnology companies.

About SurModics, Inc.

SurModics’ mission is to exceed our customers’ expectations and enhance the well-being of patients by providing the world’s foremost, innovative surface modification technologies and in vitro diagnostic chemical components. The Company partners with the world’s leading and emerging medical device, diagnostic and life science companies to develop and commercialize innovative products designed to improve patient diagnosis and treatment. Core offerings include surface modification coating technologies that impart lubricity, prohealing, and biocompatibility capabilities; and components for in vitro diagnostic test kits and microarrays. SurModics is headquartered in Eden Prairie, Minnesota. For more information about the Company, visit http://www.surmodics.com. The content of SurModics’ website is not part of this press release or part of any filings that the Company makes with the SEC.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations regarding our strategies and ability to achieve our growth plans, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2012, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our website at www.surmodics.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

Source: SurModics, Inc.

SurModics, Inc.

Tim Arens, 952-500-7000

Vice President of Finance and Interim Chief Financial Officer